EXHIBIT 4.3

                                SECOND AMENDMENT
                                    $350,000
                    12.5% PROMISSORY NOTE DATED APRIL 1, 1998
                              DUE JANUARY 30, 1999
                                NOVEMBER 2, 1999


The first paragraph of the note is amended to state the following:

Principal with any accrued interest shall be paid in full on January 31, 2001.

Interest shall continue to accrue on the unpaid balance at the rate of 12.5% per annum, payable on the first day of each month.

Tanner's Restaurant Group, Inc.


/s/ Clyde E. Culp, III
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Clyde E. Culp
Chief Executive Officer


Accepted:
SECA VII, LLC
By:  Smither & Company, Manager


By: /s/ Kenneth W. Smither
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Kenneth W. Smither
President